Exhibit 99.2

StoneBridge Acquisition II Corporation Announces Closing of $57.5 Million Initial Public Offering

New York, New York, October 1, 2025 (GLOBE NEWSWIRE) -- StoneBridge Acquisition II Corporation (Nasdaq: APACU) (the “Company”) today announced the closing of its previously announced initial public offering of 5,750,000 units (the “Offering”), which amount includes 750,000 units being issued pursuant to the over-allotment option granted by the Company to the underwriter, at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one right. Each right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of the Company’s initial business combination. The units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “APACU” on September 30, 2025. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to trade on Nasdaq under the symbols “APAC” and “APACR,” respectively.

Maxim Group LLC acted as the sole book-running manager for the Offering.

A registration statement on Form S-1, as amended (File No. 333-286983) (the “Registration Statement”), relating to the securities to be sold in the Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2025. The Offering was made only by means of a prospectus. Copies of the prospectus relating to the Offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About StoneBridge Acquisition II Corporation

StoneBridge Acquisition II Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the Offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the Offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

StoneBridge Acquisition II Corporation
Bhargav Marepally
CEO
Attn: Investor Relations
E-mail: bhargav.marepally@stonebridgespac.com